UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 25, 2019

Ring Energy, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-36057	90-0406406
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

901 West Wall St. 3rd Floor Midland, TX	79702
(Address of principal executive offices)	(Zip Code)

(432) 682-7464

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Acquisition

On February 25, 2019, Ring Energy, Inc. (the “Company” or “Buyer”) entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with Wishbone Energy Partners, LLC (“WEP”), Wishbone Texas Operating Company LLC (“WTOC”) and WB WaterWorks, LLC (“WBWW,” and together with WEP and WTOC, “Sellers”), to acquire Sellers’ North Central Basin Platform assets consisting of approximately 37,206 net acres located primarily in southwest Yoakum County, Texas and eastern Lea County, New Mexico (the “Assets”) for aggregate consideration of $300 million, comprised of $270 million cash and $30 million of common stock of the Company (the “Acquisition”), subject to customary adjustments, including adjustments based on title and environmental due diligence, under the Purchase Agreement. The Acquisition is expected to close early in the second quarter of 2019 and will have an effective date of November 1, 2018.

Upon execution of the Purchase Agreement, Buyer deposited $15 million in cash into a third party escrow account as a deposit pursuant to the Purchase Agreement, which will be credited against the purchase price upon closing of the Acquisition.

Before the closing of the Acquisition, Buyer intends to conduct due diligence to assess the aggregate dollar value of any title and environmental defects, preferential purchase rights and certain consents. If the aggregate value of these matters equals or exceeds 20% of the purchase price, each of Buyer and Sellers has the right to decline to close. Except for its termination right, its remedy for a breach of Sellers’ special warranty of title and its remedy for a breach by Sellers of certain representations, indemnifications and interim period covenants, Buyer’s exclusive remedy for title matters and environmental matters will be handled through a title or environmental defect mechanism.

The Purchase Agreement contains customary representations, warranties, covenants and indemnities by each of the applicable parties to the Purchase Agreement. Buyer’s and Sellers’ obligations to close the Acquisition are conditioned upon, among other things, (i) the accuracy of the counterparty’s representations and warranties in the Purchase Agreement, (ii) the counterparty’s performance or compliance in all material respects with the covenants contained in the Purchase Agreement, (iii) the absence of material legal matters prohibiting the Acquisition; (iv) the purchase price condition described above, and (v) the counterparty being ready to deliver the closing deliverables. There can be no assurance that the conditions to closing the Acquisition will be satisfied.

If the Purchase Agreement is terminated by Buyer as a result of Sellers’ failure to consummate the Acquisition at a time when Sellers’ conditions to closing have been satisfied and Buyer is ready, willing and able to close the Acquisition, Buyer will be entitled to, at its option, obtain specific performance of Sellers to consummate the Acquisition or receive the deposit and recover its actual damages up to an amount not to exceed the deposit. If the Purchase Agreement is terminated by Sellers as a result of Buyer’s failure to consummate the Acquisition at a time when Buyer’s conditions to closing have been satisfied and Sellers are ready, willing and able to close the Acquisition, then Sellers will be entitled to liquidated damages, comprised of the deposit and an additional payment by Buyer of $15 million in cash.

The above description of the material terms and conditions of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed as Exhibit 2.1 hereto.

Financing of Acquisition

The Company intends to finance the Acquisition with borrowings under an Amended and Restated Senior Secured Revolving Credit Facility (“Amended and Restated Senior Credit Facility”) that amends and restates the Company’s existing Senior Secured Revolving Credit Facility (“Existing Senior Credit Facility”). Concurrent with the signing of the Purchase Agreement, the Company signed a commitment letter with SunTrust Bank and SunTrust Robinson Humphrey (the “Lead Arranger” and, together with SunTrust Bank, “SunTrust”) relating to the Amended and Restated Senior Credit Facility, pursuant to which SunTrust Bank has committed to increase the maximum facility amount to $1 billion, increase the borrowing base to $425 million, extend the maturity date and make other modifications to the terms of the Existing Senior Credit Facility (the “Commitment Letter”). The obligation of SunTrust Bank (which may be syndicated to other lenders) to fund amounts under the Commitment Letter is subject to a number of conditions, including, without limitation, (i) negotiation, execution and delivery of definitive documentation with respect to the appropriate loan documents consistent with the Commitment Letter; (ii) the accuracy of all fundamental representations that the Company makes to SunTrust and information that the Company furnishes to SunTrust; (iii) payment in full of all applicable costs, fees and expenses; (iv) the compliance with the provisions of the Commitment Letter; (v) the closing date of the Acquisition occurring on or prior to May 15, 2019; and (vi) the purchase price reduction under the Purchase Agreement as the result of title defects, environmental defects, preferential rights, unobtained consents and casualty losses shall not exceed 20% of the Purchase Price, unless approved by the Lead Arranger. The Commitment Letter provides that the financing would be funded at the closing of the Acquisition and secured by a first lien with substantially the same collateral requirements as the Existing Senior Credit Facility. Management expects the financing to have substantially the same covenants as the Existing Senior Credit Facility and a five-year term.

The foregoing description of the Commitment Letter does not purport to be complete and is qualified in its entirety by reference to the full text of the Commitment Letter, which is filed as Exhibit 10.1 hereto.

Item 2.02	Results of Operations and Financial Condition

On February 26, 2019, the Company issued a press release announcing its year-end 2018 reserves, and its fourth quarter and twelve month financial results. A copy of the Company’s press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation

The information set forth in Item 1.01 regarding the Commitment Letter is incorporated by reference into this Item 2.03.

Item 7.01	Regulation FD Disclosure.

On February 26, 2019, the Company issued a press release announcing its year-end 2018 reserves and providing an update on the Company’s 2019 outlook. A copy of the Company’s press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

On February 26, 2019, the Company issued a press release announcing Buyer’s entry into the Purchase Agreement. A copy of the press release is attached as Exhibit 99.2 hereto and is incorporated herein by reference.

On February 26, 2019, the Company made available on its website a presentation entitled “Acquisition of Wishbone Energy’s Assets Presentation”, which can be accessed by going to www.ringenergy.com , selecting the “Investors” tab, and then selecting the “Events and Presentations” tab.  A copy of the presentation is furnished as Exhibit 99.3 to this Current Report on Form 8-K, which is incorporated by reference herein.

On February 17, 2019, the Company made available on its website a presentation entitled “Corporate Presentation”, which can be accessed by going to www.ringenergy.com , selecting the “Investors” tab, and then selecting the “Events and Presentations” tab.  A copy of the presentation is furnished as Exhibit 99.4 to this Current Report on Form 8-K, which is incorporated by reference herein.

In accordance with General Instruction B.2 of Form 8-K, the information in Item 7.01 of this Current Report on Form 8-K, including the attached Exhibits 99.1, 99.2, 99.3 and 99.4 is being furnished pursuant to Item 7.01 and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Title of Document

2.1	Purchase and Sale Agreement, dated February 25, 2019, by and among Ring Energy, Inc. and Wishbone Energy Partners, LLC, Wishbone Texas Operating Company LLC and WB WaterWorks, LLC.

10.1	Commitment Letter dated February 24, 2019 between Ring Energy, Inc., SunTrust Bank and SunTrust Robinson Humphrey, Inc.

99.1	Press Release dated February 26, 2019.

99.2	Press Release dated February 26, 2019.

99.3	Acquisition of Wishbone Energy’s Assets Presentation.

99.4	Corporate Presentation.

* Schedules and similar attachments have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish a supplemental copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ring Energy, Inc.

Date: February 27, 2019	By:	/s/ William R. Broaddrick
William R. Broaddrick
Chief Financial Officer